[STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]

December 18, 2002

Computer Motion, Inc.
130-B Cremona Drive
Goleta, California 93117

Re: Registration Statement on Form S-3

Dear Ladies and Gentlemen:

     At your request, we have examined the registration statement on Form S-3 to be filed by Computer Motion, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (as may be amended or supplemented, the “Registration Statement”), in connection with the registration for resale of 16,931,365 shares of common stock of the Company under the Securities Act of 1933, as amended. The shares of common stock being registered for resale consist of: (i) 8,796,720 shares of common stock which may be issued to certain selling stockholders (the “Investors”) upon conversion of their shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”) pursuant to the conversion rights contained in that certain Series C Convertible Preferred Stock Purchase Agreement and other related transaction documents between the Company and the Investors, all dated October 31, 2002; (ii) 1,246,797 shares of common stock which may be issued to the Investors as payment of dividends on the Series C Preferred Stock; (iii) 3,078,852 shares of common stock which may be issued to the Investors as a conversion premium on the Series C Preferred Stock upon certain change in control transactions; (iv) 3,518,690 shares of common stock which are currently issuable upon exercise of warrants issued to the Investors on October 31, 2002 (the “Warrants”); and (v) 290,306 shares of common stock which are currently issuable upon exercise of warrants issued to certain selling stockholders as compensation for services rendered to the Company (the “Compensation Warrants”).

     We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion.

     Subject to the foregoing, it is our opinion that:

     1.     the shares of Series C Preferred Stock have been duly authorized and assuming the conversion of the Series C Preferred Stock in accordance with their terms, the shares of common

Computer Motion, Inc.
December 18, 2002
Page Two

stock issuable upon conversion of the Series C Preferred Stock, as payment of dividends on the Series C Preferred Stock and as a conversion premium on the Series C Preferred Stock upon the occurrence of certain change in control transactions, when issued, will be validly issued, fully paid and nonassessable; and

     2.     the Warrants and the Compensation Warrants, as the case may be, have been duly authorized, and assuming that the full consideration for each share issuable upon exercise of the Warrants and the Compensation Warrants, as the case may be, is received by the Company in accordance with the terms of the Warrants and the Compensation Warrants, as the case may be, the shares of common stock issuable upon exercise of the Warrants and the Compensation Warrants, as the case may be, when issued, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth